Exhibit 10.1

PURCHASE AND SALE CONTRACT

between

TECHNOLOGY SQUARE FINANCE, LLC

as SELLER

and

ARE-MA REGION NO. 31, LLC

as BUYER

as of July 3, 2006

Exhibits

Exhibit A       List of Defined Terms
Exhibit B       Description of Real Property
Exhibit C       Form of Lease Assignment
Exhibit D       Space Leases and Security Deposits
Exhibit E       Form of Bill of Sale
Exhibit F       Form of Assignment and Assumption Agreement re: Space Leases
Exhibit G       Form of FIRPTA Affidavit
Exhibit H       Operating Contracts
Exhibit I       Section 6045 Designation
Exhibit J-1     Form of Estoppel Certificate from Space Tenants
Exhibit J-2     Form of Seller Estoppel Certificate from Space Tenants
Exhibit J-3     Form of Estoppel Certificate from Master Lessor
Exhibit K       List of Environmental Reports
Exhibit L       Seller's Title Insurance Policy
Exhibit M       Violations of Law
Exhibit N       Form of Assignment and Assumption of Contracts
Exhibit O-1     Form of Tenant Notification
Exhibit O-2     Form of Vendor Notification
Exhibit P       Form of Development Agreement
Exhibit Q       Schedule of Plans
Exhibit R       Schedule of Development Contracts
Exhibit S       Prospective Tenants
Exhibit T       Rent Roll (including outstanding brokerage commissions and tenant improvement allowances)

PURCHASE AND SALE CONTRACT

THIS PURCHASE AND SALE CONTRACT (the "Contract") is made as of the 3rd day of July, 2006 ("Execution Date"), by and between TECHNOLOGY SQUARE FINANCE, LLC, a Massachusetts limited liability company with an address c/o Massachusetts Institute of Technology, 238 Main Street, Suite 200, Cambridge, MA 02142, Facsimile No. (617) 258-6675, Attention: John McQuaid ("Seller"), and ARE REGION NO. 31, LLC, a Delaware limited liability corporation, with an address of 385 E. Colorado Boulevard, Suite 299, Pasadena, CA 911901, Attention: General Counsel, Facsimile No. (626) 578-0770 ("Buyer").

RECITALS

WITNESSETH THAT, Seller holds the entire tenant's right, title and interest (the "Interest") under that certain Ground Lease Agreement (the "Ground Lease") dated as of March 15, 2004 with respect to the Improvements and the Appurtenances (each as defined in the Master Lease) (collectively, the "Premises"). The parties intend that, on or before the Closing under this Agreement, the Ground Lease Agreement will be amended by an Amended and Restated Ground Lease Agreement to be mutually agreed upon the parties and approved by the Lender, as hereinafter set forth ("Amended Ground Lease"). The land on which the Improvements are located (the "Real Property") is more particularly described in Exhibit B attached hereto and incorporated herein.

WITNESSETH FURTHER THAT, Seller desires to sell and Buyer desires to purchase the Interest on the terms and subject to the conditions set forth herein.

WITNESSETH FURTHER THAT, for the consideration hereinafter named, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged hereby, the parties do hereby agree as follows:

Article 1.   Description of Property

Seller agrees to sell and Buyer agrees to buy upon the terms and conditions hereinafter set forth: (i) the Interest, (ii) all items of personal property owned by Seller and located on the Premises or used in connection with the ownership or operation of the Premises, including, without implied limitation, all furniture, fixtures, equipment, machines, apparatus, appliances, supplies and personal property of (the "Personal Property"), and (iii) any intangible and other property now or hereafter owned by Seller and used in the ownership or operation of the Premises including, without limitation, all plans and specifications, surveys, catalogs, booklets, manuals, files, logs, records, correspondence, tenant lists, tenant prospect lists and other mailing lists, sales brochures and materials, leasing brochures and materials, advertising materials and other similar items, and all title inspections, reports and studies, market studies and similar inspections with respect to the sale, management, leasing, promotion, ownership, maintenance, use, occupancy and operation of the Premises, permits, licenses, approvals, guaranties, warranties, contracts, utility contracts or other rights relating to the ownership, use or operation of the Premises (excluding attorney and accountant work product) and trademarks and tradenames (collectively, the "Intangibles"). All items referred to in clauses (i), (ii) and (iii) are herein sometimes collectively referred to as the "Property".

Article 2.   Construction and Development

2.1    Development Contracts Building 200, Building 300 and Building 500.

The Property is presently improved with seven office/research and development buildings now known as 100, 200, 300, 400, 500, 600 and 700 Technology Square respectively and a parking garage. Seller has the benefit of a building permit and special permit from the Zoning Board of Appeal of the City of Cambridge (collectively, the "B200 Permit") which authorizes the Building 200 Work (as defined in the Development Agreement, as hereinafter defined) and has begun the process of obtaining the necessary development permits and approvals for the Building 500 Work (as defined in the Development Agreement) (collectively, the "B500 Permit") and the Building 700 Work (as defined in the Development Agreement) (collectively, the "B700 Permit" and together with the B200 Permit and the B500 Permit, the "Permit") (the Building 200 Work, the Building 500 Work and the Building 700 Work are hereinafter collectively referred to as the "New Improvements"). In furtherance of the New Improvements, Seller has (i) caused plans and specifications relating to the Building 200 Work to be prepared by Arrowstreet, Inc. (the "Architect"), a schedule of which along with a schedule of superseding modifications and clarifications are attached hereto as Exhibit Q (the "Plans"), (ii) has begun the process of compiling design and architectural plans for the performance of the Building 500 Work and the Building 700 Work, (iii) entered into certain contracts for architectural, engineering, construction and related services, a schedule of which is attached hereto as Exhibit R, and intends to enter into, prior to the expiration of the Due Diligence Period, the remaining contracts to perform such services (collectively the "Development Contracts") and (iii) commenced construction of the New Improvements. The sale of the Property will occur with work in process. Buyer shall receive the benefit of the Permits in effect as of the Closing Date and the work performed to the Closing Date. Seller shall cause the completion of all of the work described in the Plans (the "Work"), as the same may be amended, in accordance with and subject to the provisions of a development agreement in the form attached hereto as Exhibit P and made a part hereof (the "Development Agreement"), and Seller shall bear the risk of, and shall be obligated to pay, all costs of completion of the Work, as well as damages for late delivery, all as set forth in the Development Agreement. In the event of any direct conflict between the terms of this Contract and the Development Agreement, after Closing the Development Agreement shall govern.

2.2    Progress of Work.

During the Due Diligence Period (described in Section 7.3), Seller shall make available to Buyer all of Seller's books and records relating to the New Improvements, including without limitation all Development Contracts, Plans, Permits, invoices, bills, contract addenda, field changes, change orders, work orders and the like. Buyer shall be entitled to review such information, interview parties to the Development Contracts or public officials (provided that interviews and conversations with any such parties to the Development Contracts or public officials shall be only when accompanied by a representative of Seller) and attend job meetings in order for Buyer to satisfy itself with respect to the development, the costs incurred and the costs remaining to complete the Work. During the Due Diligence Period, Seller shall promptly notify Buyer of any bulletins, clarifications, requests for information, addenda, field changes, change orders or modifications to the Development Contracts or the Plans. After the expiration of the Due Diligence Period, Seller's ability to effect any of the foregoing shall be governed by the provisions of the Development Agreement, as if the Closing had occurred. Within five (5) business days after execution of this Contract, Buyer shall designate its authorized representative to review any such items submitted to Buyer. To the extent approval is required of Buyer, such representative's written approval thereof shall be binding upon Buyer. Other than for extenuating circumstances, Buyer's designee shall be at the Property only during normal and customary construction/development operating hours and shall attend any job meetings only during such hours.

2.3    Contractor Estoppels.

Seller shall deliver to Buyer no later than two (2) business days prior to the expiration of the Due Diligence Period: (x) letters from the Architect and the Contractor (the "Development Contract Estoppel Letters") in form reasonably satisfactory to Buyer confirming (i) the identity of the contracts (including all modifications and addenda); (ii) that to said party's knowledge, Seller is not in default thereunder; (iii) amounts paid and the date through which payment has been made; (iv) consenting to the assignment of such party's Development Contract to Buyer, the assumption thereof by Buyer and releasing Seller from any further obligations thereunder; and, with respect to the Architect, a consent for Buyer to use the Plans, or (y) in lieu of the Development Contract Estoppel Letter required from either the Architect or the Contractor, Seller may be deliver an estoppel certificate from Seller ("Seller Development Contractor Estoppel Letter"), in form reasonably acceptable to Buyer, addressing the matters which would have been addressed in the applicable Development Contract Estoppel Letter (Buyer hereby acknowledging and agreeing that Seller's liability under all Seller's Development Contractor Estoppel Letters shall be subject to the limitations on Seller's liability set forth in Article 13).

Article 3.   Sale Subject to Leases:

Subject to the provisions of Article 5 hereof, the Property will be conveyed subject to, and with the benefit of, Seller's right, title and interest under those certain leases together with any amendments, renewals, modifications, and extensions thereto and any guaranties, security deposits, and to any letters of credit or other forms of security related thereto described in Exhibit C attached hereto and incorporated herein by reference, or as hereafter entered into by Seller pursuant to the provisions of Article 14 hereof (hereinafter called the "Space Leases").

Article 4.   Purchase Price and Payment:

4.1   Purchase Price. The total purchase price (the "Purchase Price") for the Property is Six Hundred Million and 00/100 Dollars ($600,000,000.00), which shall include assumption of the amounts due from and after the Closing Date under the Note (hereinafter defined), with the balance payable at the Closing, as hereinafter defined, in lawful currency of the United States of America in immediately available Boston Clearing House funds by certified check, or by wire transfer of immediately available federal funds to an account designated by Seller not less than one (1) business day prior to the Closing.

4.2    Deposit. As security for Buyer's performance hereunder, the Buyer shall provide a deposit of Ten Million and 00/100 Dollars ($10,000,000.00), of which Five Million and 00/100 Dollars ($5,000,000.00) ("First Installment") shall be deposited by Buyer with Chicago Title Insurance Company ("Escrow Agent") on or before the date three (3) business days after the Execution Date, and, if Buyer elects to proceed, Five Million and 00/100 Dollars ($5,000,000.00) shall be deposited with Escrow Agent on the first business day after the expiration of the Due Diligence Period defined in Section 7.3. If Buyer fails timely to pay the First Installment, then this Agreement shall be void and without further force or effect. The amount deposited with Escrow Agent, together with all interest earned thereon, is hereinafter referred to as the "Deposit." The Deposit shall be deposited by Escrow Agent in a federally insured interest-bearing, money market account and disbursed according to the terms of this Contract. At the Closing, the Deposit shall be paid to Seller and applied in reduction of the Purchase Price payable at the Closing.

Article 5.   Form of Conveyance:

5.1   The Interest.

The Interest shall be conveyed by an Assignment and Assumption of Lease (the "Lease Assignment") in substantially the form attached hereto as Exhibit C. The Lease Assignment shall be in proper form for recording and shall be duly executed, acknowledged and delivered by Seller and Buyer at the Closing.

5.2   Personal Property

The Personal Property and Intangibles shall be conveyed free by one or more bills of sale (collectively, the "Bill of Sale") in substantially the form attached hereto as Exhibit E to be delivered by Seller to Buyer at Closing.

5.3    Buyer Entity Formation: The parties intend to enter into a limited liability agreement ("LLC Agreement") for the purpose of forming the entity ("Buyer Entity") to which title to the Property will be transferred at the Closing. The parties intend to negotiate the terms of the LLC Agreement prior to the expiration of the Due Diligence Period. Title to the Property shall be transferred directly from Seller to the Buyer Entity at the time of Closing.

Article 6.   Closing

6.1    Closing Date. Unless extended pursuant to the terms of this Contract, the closing of the transactions contemplated hereunder (the "Closing") shall take place at 10:00 a.m. on July 26, 2006 (such date, as the same may be extended pursuant to the terms of this Contract, the "Closing Date"), at the offices of Goulston & Storrs, P.C., 400 Atlantic Avenue, Boston, Massachusetts.

6.2    Seller Deliveries. At the Closing (except as noted below), Seller shall deliver the following documents, in the form attached hereto, and, if not attached, reasonably satisfactory in form and substance to Buyer and Buyer's counsel, properly executed and acknowledged as required:

  The LLC Agreement;

  The Lease Assignment;

  The Bill of Sale;

  An original assignment and assumption of Space Leases in the form attached hereto as Exhibit F and otherwise in proper form for recording (collectively, the "Space Leases Assignment");

  Originals (or true and complete copies, if originals are not in Seller's possession or control) of the Master Lease and all Space Leases and copies of all records and correspondence relating thereto;

  An original assignment and assumption in the form attached hereto as Exhibit N relating to those Operating Contracts (as hereinafter defined), if any, which Buyer elects to assume in accordance with 12.1(c) hereof (the "Contract Assignment") and originals (or true and complete copies, if originals are not in Seller's possession or control) of those Operating Contracts so assigned;

  Originals or copies in Seller's possession or control of the Plans and all unexpired warranties, guaranties and operating manuals, if any, with respect to the Property, including without limitation, any from any contractors, subcontractors, suppliers or materialmen in connection with any construction, repair or alteration of the Improvements, systems or any tenant improvements;

  Originals or copies of all land use, environmental, traffic and building permits, certificates of occupancy, licenses, variances and the like relating to the Property in Seller's possession or control, including without limitation the Permits;

  A certification of non-foreign status in the form attached hereto as
  Exhibit G;

  Evidence reasonably satisfactory to Buyer and to Buyer's title insurance company (the "Title Company") that all necessary approvals and/or consents by Seller and any constituent person of Seller otherwise required under Seller's organizational documents, have been delivered and such other evidence reasonably satisfactory to Buyer and the Title Company of Seller's authority and the authority of the signatory on behalf of Seller to convey the Property pursuant to this Contract;

  Evidence of notice of termination of all Operating Contracts not being assumed by Buyer in accordance with Section 12.1(c) hereof;

  Affidavits reasonably sufficient for the Title Company to delete any exceptions for parties in possession (other than tenants under the Space Leases, as tenants only) and mechanics' or materialmen's liens from the leasehold title insurance policy (the "Title Insurance");

  A certificate restating as of the Closing Date all of Seller's representations and warranties contained herein or to the extent that such representations and warranties are no longer true and correct, a certificate setting forth all exclusions and exceptions to such representations and warranties then known to Seller (subject to the provisions of Section 8.1(a) and Section 9.1 below);

  An original of a closing statement setting forth the Purchase Price and the closing adjustments and prorations (the "Closing Statement") in form reasonably satisfactory to Buyer and Seller;

  Original tenant notification letters (notifying tenants of the transfer of the Property to Buyer) for each tenant under a Space Lease or other occupant of any portion of the Property, and original notification letters to all parties to operating and other contracts assigned to Buyer, in substantially the form attached hereto as Exhibits O-1 and O-2, respectively;

  A Designation of Person Responsible for Tax Reporting under Internal Revenue Code Section 6045 in the form of Exhibit I annexed hereto;

  Evidence of payment to the Broker (hereinafter defined);

  Keys to all locks at the Premises in Seller's possession or control;

  Original Estoppel Certificates ("Tenant Estoppels") from tenants representing at least eighty percent (80%) of the rental income derived from the Premises, which tenants must include Novartis, the Massachusetts Institute of Technology, Forrester Research, and Dyax ("Estoppel Threshold"), together with a Seller's Estoppel Certificate(s) ("Seller Estoppel Certificates") in the form attached hereto as Exhibit J-2 for any leases of any portion of the Property for which Seller does not obtain a Tenant Estoppel Certificate (Buyer hereby acknowledging and agreeing that Seller's liability under all Seller's Estoppel Certificates shall be subject to the limitations on Seller's liability set forth in Article 13). The Tenant Estoppels shall be substantially in the form attached as Exhibit J-1 hereto. Buyer agrees not to unreasonably object to any changes made by any tenant to the form attached hereto provided such changes do not represent the lesser of (x) a five percent annual impact on the total rent payable by such tenant (including escalations) in reasonably determined potential loss or cost, or (y) a $30,000 annual impact on the total rent payable by such tenant (including escalations) in reasonably determined potential loss or cost. Buyer agrees to accept Tenant Estoppels which are qualified by matters disclosed in Article 9 hereof or any exhibits to this Contract but no estoppels shall be accepted which are at variance with any representations contained herein or which shall indicate any breach on the part of Seller or any tenant provided, however, that in the event that Buyer has knowledge of any such variance or breach prior to the expiration of the Due Diligence Period (as Buyer's knowledge is defined in Article 13 below) and elects to proceed, Buyer hereby agrees to accept estoppels reflecting such variances or breaches. The Tenant Estoppels and any Seller Estoppel Certificates (if applicable) shall be delivered by Seller to Buyer at least seven (7) business days prior to expiration of the Closing;

  An original of the Development Agreement;

  A Estoppel Certificate and Release from the Master Lessor substantially in the form attached as Exhibit J-3 hereto;

  An Estoppel Certificate from the Steam Company (hereinafter defined) in form and substance reasonably satisfactory to Buyer;

  A 6(d) certificate in form and substance reasonably acceptable to Buyer and the Title Company;

  Cash security deposits and original letters of credit together with documentation necessary to assign to Buyer the beneficiary's interest under letters of credit delivered pursuant to the Space Leases;

  Consent from the Lender (hereinafter defined) to the transactions contemplated hereby and any and all Lender Documents, as defined in Section 7.6; and

  The Development Contract Estoppel Letters, as defined in Section 2.3, or, as applicable, Seller Development Contractor Estoppel Letters in lieu thereof.

6.3    Buyer Deliveries. At the Closing, Buyer shall deliver, or cause to be delivered, the following payment and documents, reasonably satisfactory in form and substance to Seller and Seller's counsel properly executed and acknowledged as required:

  The Purchase Price adjusted in accordance with the terms hereof;

  The LLC Agreement;

  An original of the Lease Assignment and the Space Leases Assignment;

  An original of the Contract Assignment;

  A Designation of Personal Responsible for Tax Reporting under Internal Revenue Code Section 6045 in the form of Exhibit I hereto;

  An original of the Closing Statement;

  A certificate restating as of the Closing Date all of Buyer's representations and warranties contained herein or to the extent that such representations and warranties are no longer true and correct, a certificate setting forth all exclusions and exceptions to such representations and warranties then known to Buyer (subject to the provisions of Section 8.2(a) and Section 9.2 below);.

  An original of the Development Agreement;

  Any and all Lender Documents required pursuant to Section 7.6; and

  Evidence reasonably satisfactory to Seller that all necessary approvals an/or consents by Buyer and any constituent person of Buyer otherwise required under Buyer's organizational documents have been delivered and such other evidence reasonably satisfactory to Seller of Buyer's authority and the authority of the signatory on behalf of Buyer.

The Closing shall not be deemed to be completed until all documents and payments as aforesaid have been properly delivered (and recorded where appropriate) to the satisfaction of all parties; provided, however, that upon acceptance and recording of the Lease Assignment, Seller shall be deemed to have satisfied all of its obligations hereunder, except such obligations as by the terms hereof, or by the terms of an agreement executed by Buyer and Seller at the Closing, are to be performed by Seller after the Closing Date or which by the terms hereof are expressly stated to survive Closing.

Article 7.   Due Diligence:

7.1    Due Diligence Items. Seller acknowledges the Buyer intends to conduct an investigation of the Property. In order to facilitate Buyer's investigations, Seller has previously delivered to Buyer the Master Lease and Seller shall provide to Buyer, within three (3) business days from the date hereof or, as soon thereafter as is reasonably practicable, access to copies of the following (collectively, the "Due Diligence Items"):

  The Space Leases;

  Income, expense and other operating statements for the Property for the period of Seller's ownership;

  To the extent in Seller's possession or control, all unexpired warranties with respect to the Premises and final as-built plans and specifications for the Premises;

  To the extent in Seller's possession or control, owner's title insurance policies and any underlying title exception documents;

  To the extent in Seller's possession or control, all licenses and permits of a material nature required for the use and operation of the Property (the "Licenses and Permits"), including occupancy permits/certificates;

  All surveys of the Premises or any part thereof in Seller's possession or control;

  A copy of any and all final traffic studies and final reports relating to toxic and/or hazardous materials or substances including without limitation asbestos, asbestos containing materials, lead paint, radon gas, petroleum products, urea- formaldehyde and other similar or dissimilar chemical or materials relating to the Premises and prepared by or on behalf of Seller or its affiliates, within Seller's possession;

  Copies of all invoices to tenants for operating expenses, taxes, insurance and other "pass-throughs" for the period of Seller's ownership of the Property;

  Copies of bills for all real estate taxes and assessments of the Property for the period of Seller's ownership of the Property;

  Copies of the Plans and the Development Agreements; and

  Copies of the Master Deed, Declaration of Trust and Bylaws of the Technology Square Condominium Trust, as amended.

7.2    Examinations and Inspections.

  Commencing on the date hereof, subject to the terms of this Contract, Buyer shall have the right, in addition to the rights set forth in Article 2, to perform and conduct such examinations and investigations of the Property as Buyer may desire including, without limitation, to confirm the information contained in the Due Diligence Items, which investigations may include, without limitation, examination of all structural and mechanical aspects thereof, review of documentation, income and expenses, all Space Leases and tenant files, records of repairs and capital improvements (excluding any materials of a proprietary nature, such as internal valuation analysis, projections, software and other materials constituting the work product of Seller or its agents), examination of the title to the Property, conducting tests to determine the presence or absence of hazardous waste, asbestos, lead paint, radon and other similar materials and substances, including a Phase I environmental site assessment of the Property, reviewing a current as-built survey thereof, determining the compliance of the Property with all applicable laws, rules, codes and regulations and, subject to Seller's right to be present thereat, conducting interviews with tenants and parties to the Development Contracts. In connection with such examination, Seller shall make available (at reasonable times and places) for Buyer's review Seller's books and final records in Seller's possession relating to the Property. Notwithstanding anything herein to the contrary, nothing herein shall authorize Buyer, nor shall Buyer be permitted, to (i) conduct, any subsurface or groundwater environmental testing, invasive or destructive testing, or other environmental samplings on or relating to the Property, including, without limitation, any building material sampling, without Seller's prior written consent, which consent may be withheld or denied for any or no reason; and (ii) meet with or talk to tenants, parties to the Development Contracts or public officials unless accompanied by representatives of Seller.

  During the Due Diligence Period (as defined below), Seller shall, upon reasonable notice and at reasonable times, make the Property available to Buyer and its agents, consultants and engineers for such inspections and tests as Buyer deems appropriate, including for Buyer's engineering inspection(s), environmental compliance inspections, site evaluations, and such other inspections, investigations and tests as Buyer deems appropriate, but excluding any invasive or destructive tests, Phase II hazardous materials inspections and other environmental samplings, at Buyer's sole cost and expense. Seller shall have the right to have a representative present during all or any of Buyer's inspections and tests. Buyer hereby agrees to indemnify and hold Seller harmless from and against any and all loss, cost or damage to the Property (but not any loss or diminution in value arising from any condition discovered by Buyer) arising out of damage to persons or property resulting from actions taken by Buyer or its agents, engineers or consultants. Buyer shall provide to Seller prior to its entry on the Property certificates of liability insurance insuring Buyer and Seller in an amount not less than Five Million Dollars ($5,000,000.00) and covering any person or entity acting on Buyer's behalf. Buyer shall promptly repair all damage to the Property arising from any such inspections or tests and shall restore the Property to the same condition existing immediately prior to such inspections and tests. In the event that Buyer determines that it is required by applicable law to notify a federal, state or local governmental agency or any other party with respect to the conditions at the Property as a result of any of Buyer's Property due diligence, Buyer shall immediately notify Seller and Seller shall make such disclosure as Seller determines appropriate. If Seller determines not to notify such public agency or other party after such notice and Buyer feels that it is still required by law to make such disclosure and so notifies Seller, Seller will hire an independent consultant reasonably approved by Buyer to make the determination for Buyer and Seller of whether such public disclosure is required and such determination will be binding upon both Buyer and Seller. Except as specifically provided for in this paragraph, Buyer agrees to keep confidential and not to disclose the results of any of its due diligence investigations or the contents of any reports in connection therewith. In performing any such inspections or tests, Buyer shall not unreasonably interfere with the activities on the Property of any tenant under the Space Leases. The indemnification, repair and restoration obligations of Buyer under this 7.2(b) shall survive the termination of this Contract.

7.3    Due Diligence Period. The "Due Diligence Period" shall mean the period commencing on the date hereof and ending on at 5:00 p.m. on July 11, 2006 (the "Due Diligence Expiration Date"); provided, however, if the Due Diligence Expiration Date shall fall on Saturday, Sunday or a holiday, the Due Diligence Expiration Date shall automatically be extended to the next business day. Notwithstanding anything to the contrary contained in this Contract, Seller acknowledges that the Buyer shall have the right in its sole and absolute discretion, either based upon its disapproval of any of the information it receives, for any other reason whatsoever or for no reason, to terminate this Contract by written notice delivered to Seller on or before the Due Diligence Expiration Date. In the event Buyer notifies Seller prior to the expiration of the Due Diligence Period that it elects to terminate this Contract, this Contract shall Ipso Facto be deemed to have been terminated, in which event the entire Deposit shall be returned to Buyer forthwith and all obligations (other than the obligations of Buyer under Section 7.2(b), Section 7.7, Article 16, and Article 21) of the parties hereto shall cease and this Contract shall be terminated and the parties shall be without further recourse or remedy hereunder. Failure to provide such notice to the Seller within the time specified above shall be deemed an election by Buyer to waive its right to terminate the Contract pursuant to this Section 7.3 and Buyer shall tender the additional Five Million and 00/100 Dollar ($5,000,000.00) deposit on or before the first business day after the Due Diligence Expiration Date.

7.4    Title and Survey. Buyer shall obtain at its own cost and expense on or before the expiration of the Due Diligence Period (the "Title Notice Date") a leasehold title insurance commitment (or specimen policy) for the Premises prepared by a title agent acceptable to Buyer and issued by the Title Company (the "Title Commitment"), containing such endorsements, affirmative coverages and reinsurance agreements as Buyer shall require, and specifying the Title Company's requirements relating to the issuance of such title policy (the "Title Requirements"). Seller has delivered to Buyer a current ALTA Survey of the Premises (the "Survey") certified to Seller, Buyer and the Title Company, prepared at Seller's expense. Subject to the following paragraph, on or before the Title Notice Date, Buyer shall give Seller notice ("Buyer's Title Notice") of Buyer's disapproval of any of the title exceptions contained in the Title Commitment (or of any matter disclosed on the Survey) and specifying those Title Requirements, if any, contained in the Title Commitment which are to be performed by or on behalf of Seller.

7.5    Response to Title Objections. Seller, by written notice to Buyer ("Seller's Title Notice") given within five (5) business days of receipt of Buyer's Title Notice, shall notify Buyer of the Title Requirements and other title objections which Seller agrees to use its reasonable efforts to cure or satisfy (which efforts shall not require Seller to incur costs in excess of $100,000.00 provided, however, that Seller shall be required to cure or satisfy any voluntary monetary liens other than the Loan Documents without regard to such $100,000.00 limitation). In addition, Seller shall be required to cure or satisfy (i) any involuntary monetary liens to the extent that the same can be cured or otherwise satisfied by the payment by Seller of amount of up to $7,500,000.00; and (ii) any mechanics liens without regard to the amount of the same. If Seller does not agree to cure or satisfy all such matters identified in Buyer's Title Notice, Buyer may terminate this Contract by written notice to Seller given within two (2) business days of receipt of Seller's Title Notice or otherwise be deemed to have waived any matter Seller has not agreed to use its reasonable efforts to cure or satisfy. If Seller does not respond to Buyer's Title Notice as provided above, Seller shall be deemed not to have agreed to satisfy or cure the matters set forth therein. Buyer shall be deemed to have accepted all matters which affect the Premises as of the date that Buyer gives Seller's Title Notice to Seller, and each such matter shall be deemed a "Permitted Title Exception".

In the event this Contract is terminated under this 7.5, all obligations, liabilities and rights of the parties under this Contract shall terminate (other than the obligations of Buyer under Section 7.2(b), Section7.7, Article 16, and Article 21, which shall remain in effect), and the Deposit shall be returned to Buyer. If Seller has elected to cure any matter or to satisfy any Title Requirement, such matter shall be cured or satisfied by Seller prior to the Closing Date, and Buyer shall be given a reasonable opportunity to verify that such matter has been cured or satisfied to Buyer's reasonable satisfaction. Notwithstanding the foregoing, Seller shall cause to be released any mortgages or other voluntary monetary encumbrances which Seller has caused to be recorded against the Property except for the Mortgage (Seller hereby acknowledging that Buyer shall have no obligation give Seller written notice of the existence of any mortgage or voluntary encumbrance as a condition to Seller's obligation to obtain the release of the same).

7.6    Loan Assumption. Buyer hereby acknowledges and agrees that, as of the Closing Date, Seller shall assign to Buyer, and Buyer shall assume, all of Seller's rights and obligations under and to the following documents: (1) that certain Leasehold Mortgage, Security Agreement and Fixture Filing by Seller to Connecticut General Life Insurance Company and ING USA Annuity and Life Insurance Company (collectively, "Lender") dated March 26, 2004 and recorded with the Middlesex South Registry of Deeds in Book 42362, Page 134 and filed with the Middlesex South Registry District of the Land Court as Document No. 1315538 (the "Mortgage"), (2) that certain Promissory Note dated March 26, 2004 in the original principal amount of $45,000,000.00 naming Connecticut General Life Insurance Company as Payee, (3) that certain Promissory Note dated March 26, 2004 in the original principal amount of $180,000,000.00 naming ING USA Annuity and Life Insurance Company as Payee, (4) that certain Assignment of Leases and Rents dated March 26, 2004 by Seller in favor of Lender, (5) that certain Non-Recourse Exceptions Guaranty dated March 26, 2004 by Seller for the benefit of Lender, (6) that certain Environmental Indemnification Agreement dated March 26, 2004 by Seller for the benefit of Lender, (7) that certain Novartis Lease Termination, Ground Rent and Letter of Credit Escrow and Security Agreement dated March 26, 2004 by and among Seller, Lender and GMAC Commercial Mortgage Corporation, (8) that certain Real Estate Tax Escrow and Security Agreement dated March 26, 2004 by and among Seller, Lender and GMAC Commercial Mortgage Corporation, and (9) all other Loan Documents (as such term is defined in the Mortgage) (all of the foregoing are herein referred to as the "Loan Documents"). It shall be a condition to the obligations of both parties hereunder, that Lender has approved the transaction contemplated hereby, including, without limitation, the Amended Ground Lease (subject to Section 7.6.1 hereof), and that the consent forms and other documents which are required by the Lender to effectuate the assignment and assumption of the loan evidenced by the foregoing Loan Documents (collectively "Lender Documents") have been approved by both parties. The parties shall, during the Due Diligence Period, negotiate with the Lender to obtain such approval and to reach mutual agreement on the form of Lender Documents. If the parties are unable, on or before the expiration of the Due Diligence Period, to reach agreement with the Lender as to the terms of such approval and the form of the Lender Documents, and if Buyer does not exercise its right to terminate this Agreement during the Due Diligence Period pursuant to Section 7.3, then the parties shall continue to negotiate with the Lender as to the terms of the approval and the form of the Lender Documents, and (a) it shall be a condition to the obligations of Seller that the Lender Documents are in acceptable to Seller in its reasonable discretion (provided that Seller shall not be obligated to bear any costs in addition to the costs to be borne by Seller under the terms of this Agreement), and (b) it shall be a condition to the obligations of Buyer that the Lender Documents are in form acceptable to Buyer in its sole and absolute discretion.

7.6.1    Amended Ground Lease. Notwithstanding the foregoing, if Lender does not approve the Amended Ground Lease solely based upon the treatment of the 275 Reserved Parking Spaces contemplated to be addressed in the Amended Ground Lease, such disapproval shall not be considered to be a condition to the obligations of either party under this Agreement. In such event, assuming that the Lender approves the Amended Ground Lease mutually agreed to by the parties hereto and Landlord under the Ground Lease ("Ground Lessor") in all other respects, then the Amended Ground Lease shall be executed on or before Closing, and the parties hereto and the Ground Lessor shall execute a side letter agreement ("Parking Side Letter") at Closing whereby they agree that they will further amend the Ground Lease to implement such treatment of the 275 Reserved Parking Spaces upon the earlier of: (x) the date that the Lender approves such treatment, and (y) the date that the Mortgage is discharged.

7.7    As-Is. Buyer has entered into this Agreement with the intention of making and relying upon its own investigation of the physical, environmental, economic and legal condition of the Property and except for the representations and warranties expressly made by Seller herein, Buyer acknowledges and agrees that Buyer is acquiring the Property strictly on an "AS IS", WHERE IS" and "WITH ALL DEFECTS" basis and without representation or warranty, express, implied, statutory or otherwise, of any kind, including, without limitation, representation or warranty as to title, condition (structural, mechanical or otherwise), construction, development, income, compliance with law, habitability, tenancies, merchantability or fitness for any purpose, zoning, tax consequences, latent or patent physical or environmental conditions, health or safety matters, utilities, operating history or projections, valuation, projections, the applicability of any laws, rules or regulations or compliance therewith, all of which are hereby disclaimed and which Buyer hereby waives and Buyer fully assumes the risk that adverse latent or patent physical, structural, environmental, economic or legal conditions may not have been revealed by Buyer's investigations. Buyer acknowledges that all materials furnished by Seller to Buyer are informational only without warranty or representation as to their truth or accuracy, and that Buyer is relying on its own due diligence, Buyer's familiarity with the Property, Buyer's due diligence relating the Property and Buyer's experience and knowledge as to the market in which the Property is situated and as to investment in and operation of real estate in the nature of the Property and commercial real estate in general. Buyer hereby releases and forever discharges Seller, and its partners, beneficial owners, officers, directors, employees and agents from any and all claims, acts, debts, demands, actions, causes of action, suits, sums of money, guaranties, bonds, covenants, contracts, accounts, agreements, promises, representations, restitutions, omissions, variances, damages, obligations, costs, response actions, fees (including, without limitation, attorneys, consultants and experts fees) and liabilities of every name and nature whatsoever, both at law and in equity (collectively, "Claims"), which Buyer and its successors and assigns may now or hereafter have against Seller or its partners, members, beneficial owners, officers, directors, employees or agents, arising in connection with any and all liabilities or obligations relating to environmental matters, (including, without limitation, all liabilities and obligations relating to Hazardous Materials located at, on, in or under the Property or migrating to or from the Property), regardless of whether such Hazardous Materials are located on, under or in the Property prior to, or after the Closing. In addition, Buyer and its successors and assigns covenant and agree and hereby release, defend, indemnify and hold harmless Seller or its partners, members, beneficial owners, officers, directors, employees and agents from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses of whatever kind or nature, known or unknown, existing and future, contingent or otherwise, including any action or proceeding, brought or threatened, or ordered by governmental authorities, relating to any Hazardous Materials which may be placed, located or released on the Property after the Closing by someone other than Seller or any affiliate of Seller. For the purposes hereof, the following terms shall have the meanings set forth below:

    the term "Environmental Laws" means all federal, state, or local laws, rules or regulations (whether now existing or hereafter enacted or promulgated) and any judicial or administrative interpretation thereof, including any judicial or administrative orders or judgments, relating to the protection of human health, safety and/or the environment;

    the term "Hazardous Materials" includes any substance, chemical, compound, product, solid, gas, liquid, waste, byproduct, pollutant, contaminant or material which is hazardous, toxic, ignitable, corrosive, carcinogenic or otherwise dangerous to human, plant or animal life or the environment or which are defined, determined or identified as such in any Environmental Laws or which are regulated or subject to clean-up authority under any Environmental Laws, including, but not limited to materials defined as (A) "hazardous waste" under the Federal Resource Conservation and Recovery Act (B) "hazardous substances" under the Federal Comprehensive Environmental Response, Compensation and Liability Act, (C) "pollutants" under the Federal Clean Water Act; (D) "toxic substances" under the Toxic Substances Control Act; and (E) "oil or hazardous materials" under state law, including, without limitation, M.G.L. ch. 21E and the Massachusetts Contingency Plan (310 C.M.R. 40.0000).

The provisions of this Section 7.7 shall survive Closing.

In the event that Buyer elects to terminate this Contract as provided in this Article 7, or if this Contract otherwise terminates as provided for hereunder for reasons other than a default by Seller then, if requested in writing to do so by Seller, Buyer shall promptly deliver to Seller all written reports, surveys, title commitments or other materials prepared by third parties for Buyer relating to the Property ("Buyer Prepared Materials") and in connection therewith, if requested in writing by Seller, Buyer shall assign, without representation or recourse, all of Buyer's right, title and interest to such reports, surveys, commitments and materials; provided however, that: (i) any analysis prepared by Buyer which Buyer deems is proprietary and which Buyer identifies to Seller in writing as proprietary, shall be kept confidential by Seller, (ii) Buyer shall have no obligation to complete any such Buyer Prepared Materials, (iii) Buyer shall have no obligation to obtain reliance agreements for the benefit of Seller with respect to any Buyer Prepared Materials, and (iv) Seller shall have no claim against Buyer based upon reliance by Seller upon any Buyer Prepared Materials. Buyer hereby agrees that all materials delivered to it by or on behalf of Seller shall be held in the strictest confidence and subject to the provisions of Article 21.

Article 8.   Conditions to Closing:

8.1    Conditions to Buyer's Obligations. Without limiting any other conditions to Buyer's obligations to close set forth in this Contract, the obligations of Buyer under this Contract are subject to the satisfaction at the time of Closing of each of the following conditions (any of which may be waived in whole or in part by Buyer at or prior to Closing):

  All of the representations by Seller set forth in this Contract or any Exhibit attached hereto shall be true and correct in all material respects;

  Seller shall have performed, observed, and complied in all material respects with all covenants and agreements required by this Contract to be performed by Seller at or prior to Closing;

  Lender and Seller have executed the Lender Documents (subject, to Section 7.6.1);

  The parties have, on or before the expiration of the Due Diligence Period, approved any Development Contracts which were not executed as of the Execution Date of this Agreement as well as any exhibits and other items which are required to be inserted into the Development Agreement in order to complete the Development Agreement;

  The parties have, on or before the expiration of the Due Diligence Period, agreed upon the form of the LLC Agreement;

  Seller shall have delivered to Buyer Tenant Estoppels from the required tenants in satisfaction of the Estoppel Threshold, together with Seller Estoppel Certificates for any remaining leases for which Seller has not delivered a Tenant Estoppel, which Tenant Estoppel Certificates and Seller Estoppel Certificates shall conform with the requirements of Section 6.2(s) above and otherwise shall be acceptable to Buyer in its sole and absolute discretion;

  Seller shall have complied with the provisions of Section 14.1 hereof; and

  Buyer shall have received the approval of this transaction by the Board of Directors of Alexandria Real Estate Equities, Inc. ("ARE Board Approval"), which condition shall be satisfied prior to expiration of the Due Diligence Period.

If any condition set forth herein is not fully satisfied on or before the Closing Date, Seller may elect to attempt to satisfy or cure any such condition by written notice given to Buyer (i) at least two (2) business days prior to the Closing Date in the event that Seller has knowledge of Seller's failure to satisfy such condition at least two (2) business days prior to the Closing Date; or (ii) at such time that Seller has knowledge of Seller's failure to satisfy such condition if Seller does not have knowledge of the same at least two (2) business days prior to the Closing Date, and if Seller so elects, Seller shall have a period not exceeding thirty (30) days after the Closing Date to satisfy such condition, and the Closing Date shall be extended accordingly. In the event of a failure of any of the foregoing conditions following any applicable cure period as aforesaid, Buyer shall have the right to terminate this Agreement upon written notice to Seller. If the conditions which are not satisfied are those set forth in Section 8.1 (a), 8.1(b), 8.1(f) [only if such condition could have been satisfied by Seller's delivery of a Seller Estoppel Certificate in accordance with the requirements of Section 6.2(s)], or Section 8.1(g), such failure shall be considered to be based upon the default of Seller hereunder, and the provisions of Section 9.1 shall apply. If the conditions which are not satisfied are any of the remaining conditions set forth above, the Deposit shall be returned to Buyer and thereupon this Agreement shall be terminated and neither party shall have recourse hereunder (other than the obligations of Buyer under Section 7.2(b), Section7.7, Article 16, and Article 21, which shall remain in effect).

8.2    Conditions to Seller's Obligations. Without limiting any other conditions to Seller's obligations to close set forth in this Contract, the obligations of Seller under this Contract are subject to the satisfaction at the time of Closing of each of the following conditions (any of which may be waived in whole or in part by Seller at or prior to Closing):

  All of the representations by Buyer set forth in this Contract or any Exhibit attached hereto shall be true and correct in all material respects;

  Buyer shall have performed, observed, and complied in all material respects with all covenants and agreements required by this Contract to be performed by Buyer at or prior to Closing;

  Lender and Buyer have executed the Lender Documents (subject, to Section 7.6.1);

  The parties have, on or before the expiration of the Due Diligence Period, approved any Development Contracts which were not executed as of the Execution Date of this Agreement as well as any exhibits and other items which are required to be inserted into the Development Agreement in order to complete the Development Agreement;

  The parties have, on or before the expiration of the Due Diligence Period, agreed upon the form of the LLC Agreement.

If any conditions set forth herein are not fully satisfied on or before the Closing Date, Buyer may elect to attempt to satisfy or cure any such condition by written notice given to Seller (i) at least two (2) business days prior to the Closing Date in the event that Buyer has knowledge of Buyer's failure to satisfy such condition at least two (2) business days prior to the Closing Date; or (ii) at such time that Buyer has knowledge of Buyer's failure to satisfy such condition if Buyer does not have knowledge of the same at least two (2) business days prior to the Closing Date, and if Buyer so elects, Buyer shall have a period not exceeding five (5) business days after the Closing Date to satisfy such condition, and the Closing Date shall be extended accordingly. In the event of a failure of any of the foregoing conditions following any applicable cure period as aforesaid, Seller shall have the right to terminate this Agreement upon written notice to Seller. If the conditions which are not satisfied are those set forth in Sections 8.2(a) or 8.2(b), such failure shall be considered to be based upon the default of Buyer hereunder, and the provisions of Section 9.2 shall apply. If the conditions which are not satisfied are those set forth in Sections 8.2(c)-(e), the Deposit shall be returned to Buyer and thereupon this Agreement shall be terminated and neither party shall have recourse hereunder (other than the obligations of Buyer under Section 7.2(b), Section7.7, Article 16, and Article 21, which shall remain in effect).

Article 9.   Default:

9.1    Seller Default. If on or before the Closing Date Seller has failed to perform all of its obligations hereunder (not otherwise waived by Buyer) or in the event that Seller is in default of its representations, warranties or covenants contained herein, or if a condition to Buyer's obligation to close has not been satisfied, which condition was an obligation of Seller hereunder, Seller shall use its reasonable efforts to cure any such default or failure and in such event the Closing Date shall be extended by a written notice given to Buyer (i) at least two (2) business days prior to the Closing Date in the event that Seller has knowledge of such default or failure at least two (2) business days prior to the Closing Date; or (ii) at such time that Seller has knowledge of such default or failure if Seller does not have knowledge of the same at least two (2) business days prior to the Closing Date, for a period of up to thirty (30) days as specified in said notice. Thereafter, Seller shall use its reasonable efforts to cure any such breach or default; provided, however, nothing herein shall require Seller to expend in excess of One Hundred Thousand Dollars ($100,000.00) in such efforts which shall include, without limitation, any obligation of Seller pursuant to 7.5 hereof. The $100,000.00 limitation on Seller's reasonable efforts shall not apply to Seller's obligation to remove all voluntary monetary liens encumbering the Property or Seller's obligation to cure or satisfy (i) any involuntary monetary liens to the extent that the same can be cured or otherwise satisfied by the payment by Seller of maximum aggregate amount of Seven Million Five Hundred Thousand Dollars ($7,500,000.00); or (ii) mechanics liens without regarding the amount of the same. If in spite of Seller's reasonable efforts, Seller fails to perform all of its obligations hereunder and satisfy all conditions of closing to be satisfied by Seller on or before the extended Closing Date, then Buyer shall have, as its sole and exclusive remedies therefor, the right either to (a) accept the Property in its then "as-is" condition (i.e. "as-is" as to title, zoning, and all other matters) without reduction in Purchase Price, (b) to bring an action for specific performance for conveyance of the Property on the terms set forth in this Contract, or (c) terminate this Contract by written notice to Seller and receive a return of the Deposit. In the event that Buyer's elects the remedy set forth in subsection (c), this Contract shall terminate and the parties shall be relieved of all further obligations and liabilities hereunder, except as expressly set forth herein.

9.2    Buyer Default. In the event of a default by Buyer hereunder, it would be extremely impracticable and difficult to estimate the damage and harm which Seller would suffer, and because a reasonable estimate of the total net detriment that Seller would suffer in the event of Buyer's failure to duly complete the acquisition hereunder is the amount of the Deposit, Seller shall be entitled to receive and retain the Deposit as and for Seller's sole and exclusive remedy for damages arising from Buyer's failure to complete the acquisition in accordance with the terms hereof, and Seller shall have no further recourse or remedy at law or in equity for any breach by Buyer hereunder.

Article 10.   Certain Property Matters:

10.1    IPOP and PTDM. Seller has the benefit of an Interim Planning Overlay Permit from the Planning Board of the City of Cambridge dated July 6, 1999 (the "IPOP"). In addition to the IPOP, Seller obtained a final decision on July 9, 1999 from the Parking and Transportation Demand Management Planning Officer of the City of Cambridge approving a Parking and Transportation Demand Management Plan (the "PTDM"). The IPOP and the PTDM impose requirements upon the Seller with respect to ongoing operations at the Premises. Seller hereby advises Buyer that provisions of the IPOP and the PTDM are general in nature, subject to interpretation and with respect to which literal compliance may not be possible or appropriate. Buyer hereby agrees that, effective as of Closing, it shall assume full responsibility for all operating obligations under both the IPOP and the PTDM.

10.2    One Kendall Square Parking License. Seller's Space Lease with Forrester Research, Inc. obligates Seller to cause to be provided to Forrester Research, Inc. parking spaces at the so-called One Kendall Square Garage, formerly owned by an affiliate of Beacon Capital Partners, Inc., or a garage no further away from the Premises than the One Kendall Square Garage. Pursuant to that requirement, One Kendall LLC, the former owner of the garage, entered into a license agreement with Forrester Research, Inc. In addition, One Kendall LLC and Seller's predecessor-in-interest entered into a license agreement (the "Kendall License"). True and complete copies of both licenses have been provided to Buyer. Buyer hereby agrees to assume all obligations of Seller under the Kendall License.

10.3    Sewer Encroachment. Seller hereby advises Buyer that a sewer easement in favor of the City of Cambridge runs beneath three buildings at the Premises, including Building 300. Seller's predecessor-in-interest received a letter from the City of Cambridge Public Works Department authorizing the construction of Building 300 above said sewer easement. The existence of said easement encroaching upon said buildings shall not be a basis of objection by Buyer during or after the end of the Due Diligence Period.

10.4    Real Estate Taxes. Technology Square consists of seven (7) condominium units, each consisting of a separate building (Units 100, 200, 300, 400, 500, 600 and 700), and certain common areas, including the parking garage. The final unit of the Technology Square Condominium was added pursuant to that certain Second Amendment to Master Deed dated as of November 15, 2002, and recorded with the Middlesex South Registry of Deeds as Instrument No. 1617 on September 23, 2003, and registered with the Middlesex South District of the Land Court as Document No. 1293465. However, the tax collector for the City of Cambridge has not yet begun to assess each unit of the Technology Square Condominium separately, but rather assessments have continued to follow old lot lines. Such method of taxation shall not be a basis of objection during or after the end of the Due Diligence Period.

10.5    Steam Contract. Buyer hereby acknowledges and agrees that, as of the Closing Date, Seller shall assign to Buyer, and Buyer shall assume, all of Seller's rights and obligations under and to that certain Energy Services Agreement, between Dalkia Energy Services, LLC ("Steam Vendor"), and Technology Square Finance, LLC, dated as of November 3, 2005 (the "Steam Contract"), in accordance with the provisions of Section 24.3 of the Steam Contract. Buyer acknowledges that, pursuant to the provisions of the Steam Contract, the Steam Vendor has agreed to release Seller from liability under the Steam Contract if Steam Vendor is satisfied with the entity which succeeds to Seller's obligations under the Steam Contract. Buyer hereby agrees to cooperate with Seller, in such manner as Seller may reasonably request (e.g. by providing information about the entity which will be succeeding to Seller's interest under the Steam Contract) so as to enable Seller to obtain from Steam Vendor a release of Seller from its obligations under the Steam Contract.

With respect to all of the foregoing matters, Buyer agrees that at Closing it shall assume all liability with respect to such matters, and that the disclosure of such matters by tenants in their respective estoppel certificates shall not be a cause for objection by Buyer.

Article 11.   Damage or Destruction: Condemnation:

11.1    Minor Damage. In the event of partial damage or destruction of less than five percent (5%) of the rentable square feet located at the Property, then Buyer shall (unless such damage has been repaired by Seller in a good and workmanlike manner prior to Closing) accept title to the Property in its destroyed or damaged condition. Buyer shall pay the full Purchase Price without reduction, and Seller shall pay over or assign to Buyer all rights to any proceeds of insurance payable with respect to such destruction or damage (less amounts reasonably expended by Seller in repairing the damage prior to the Closing Date) and Buyer shall have a credit against the Purchase Price in the amount of any deductible.

11.2    Major Damage. In the event of partial damage or destruction of five percent (5%) or more of the rentable square feet located at the Property, then at Buyer's election, Seller shall, unless Seller has previously repaired or restored the Property to its former condition, either (a) pay over or assign to Buyer, on delivery of the Lease Assignment all amounts recovered on account of any insurance, together with amounts equal to any deductibles thereunder, less any amounts reasonably expended by Seller and reasonably approved by Buyer for partial restoration or collection of insurance proceeds, or (b) direct Escrow Agent to return the Deposit to Buyer in which case all other obligations of the parties hereto shall cease except those set forth in Section 7.2(b), Section 7.7, Article 16, and Article 21 and this Contract shall be void and without recourse to the parties hereto.

11.3    Condemnation. If prior to the Closing Date, five percent (5%) or more of the Property is taken by condemnation, eminent domain or by agreement in lieu thereof, or any proceeding to acquire, take or condemn all or a material part of the Property is threatened or commenced, Buyer may either terminate this Contract (in which event Buyer shall be entitled to a return of the Deposit) or purchase the Property in accordance with the terms hereof, without reduction in the Purchase Price, together with an assignment of Seller's rights to any award paid or payable by or on behalf of the condemning authority. If Seller has received payments from the condemning authority and if Buyer elects to purchase the Property, Seller shall credit the amount of said payments (less Seller's costs of collection) against the Purchase Price at the Closing.

Seller shall promptly notify Buyer of any damage or destruction to the Property or any notice received by it or information or awareness acquired by it regarding the threatening of or commencement of condemnation or similar proceedings. If following such damage or destruction the Closing should occur, the proceeds of any so-called rent insurance shall be apportioned between the parties as if the same were rent, as and when received by a party.

11.4    Insurance. Seller hereby agrees that it will continue to maintain such casualty insurance as Seller presently maintains (to wit, replacement cost insurance under a portfolio policy covering other properties owned by Seller and its affiliates) on the Premises through the Closing.

Article 12.   Representations and Warranties:

12.1    Seller Representations and Warranties. Seller hereby makes the representations and warranties to Buyer which are set forth below as of the date of this Contract and as of the Closing Date, provided that Buyer acknowledges and agrees that each of such representations and warranties is expressly qualified by any information set forth in the Due Diligence Items:

  Seller is a limited liability company duly and validly organized and existing under the laws of the Commonwealth of Massachusetts. This Contract and all documents that are to be executed by Seller and delivered to Buyer at the Closing are duly authorized, executed and delivered by Seller, are, or at the Closing will be, legal, valid and binding obligations of such party, enforceable in accordance with their terms, and do not, and, at the time of Closing will not, violate any provisions of any agreement or judicial order to which Seller is a party or to which Seller or the Property is subject.

  Seller has delivered to Buyer true and correct copies of all Space Leases currently in effect with respect to the Premises, a true and correct complete list of which is attached hereto as Exhibit D. Other than the Master Lease and month-to-month parkers in the Garage, and except as disclosed in Article 10, there are no leases or occupancy agreements affecting the Premises except for the Space Leases. Except with respect to the matters disclosed in Article 10 and on Exhibit D, (i) no such tenant has asserted in writing or, to Seller's knowledge, has any defense to, offsets or claims against, rent payable by it or the performance of its other obligations under its Lease; (ii) no such tenant is in arrears in the payment of any sums or, to Seller's knowledge, in the performance of any material obligation required of it under its Lease beyond any applicable grace period, and no such tenant has prepaid any rent or other charges more than thirty (30) days in advance; (iii) no such tenant has requested in writing a modification of its Space Lease, or a release of its obligations under its Space Lease in any material respect or has given written notice terminating its Space Lease, or has been released of its obligations thereunder in any material respect prior to the normal expiration of the term thereof; (iv) all security deposits paid by tenants, are as set forth in Exhibit D; and there are no unpaid tenant improvement allowances, brokerage commissions, free rent, or similar concessions outstanding thereunder (including any such amounts attributable to any extension terms), except as set forth in Exhibit T. To Seller's knowledge, no default or breach exists under any Space Lease on the part of Seller. Notwithstanding anything herein to the contrary, Buyer recognizes that the representations and warranties contained in this Section 12.1(b) may be modified as set forth in Article 13 hereof.

  Exhibit H attached hereto is a complete list of all management, services, operating, listing, brokerage, supply and maintenance agreements, equipment leases, and all other contracts or agreements affecting the Property as of the date of this Contract other than the Space Leases and the Master Lease (collectively, the "Operating Contracts"). Each of the Operating Contracts is in full force and effect, and, except as specified in Exhibit H, has not been amended, modified, or supplemented. To Seller's knowledge, there is no existing default, beyond applicable grace periods, under any of the Operating Contracts, where such default would have a material adverse impact on the value of the Property. Seller shall not modify or terminate the Operating Contracts without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed, and Seller shall not enter into any new service contract for the Property or any portion thereof without the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed. By not later than the expiration of the Due Diligence Period, the Buyer may at its option notify the Seller that Buyer wishes to assume any or all of the Operating Contracts (to the extent the same are assumable); provided, however, that Buyer shall assume the Steam Contract and the Steam Guaranty (as both such terms are defined in Exhibit H). At the Closing, Seller shall send notices of termination of all Operating Contracts which Buyer has not elected to assume by such date, provided said Operating Contracts are terminable without penalty or liability in which event Buyer hereby agrees to assume said Operating Contracts at the Closing for the balance of the termination period. The contract with Seller's property manager shall be terminated effective as of the Closing Date.

  To Seller's knowledge and except as set forth on Exhibit M, Seller has not received notice in writing from a governmental agency having jurisdiction that the Premises or any part thereof is (as of the date hereof) in violation of any law, ordinance, rule or regulation applicable to the Premises, which violation materially and adversely affect the Premises or the operation thereof.

  To Seller's knowledge, there is not now pending nor has there been threatened, any action, suit or proceeding against or affecting Seller or the Premises before or by any federal or state court, commission, regulatory body, administrative agency or other governmental body, domestic or foreign, which would, if determined adversely to Seller, adversely affect the use or the value of the Premises.

  To Seller's knowledge, attached hereto as Exhibit K is a list of all final environmental reports relating to the Property which are in Seller's possession (the "Environmental Reports"). Complete copies of the Environmental Reports have been furnished to Buyer.

  To Seller's knowledge, Seller has provided to Buyer access to all material documents affecting the Property which are in Seller's possession as of the Execution Date of this Agreement.

  The rent roll attached hereto as Exhibit T (which lists, among other things, all outstanding amounts due to tenants on account of tenant improvement allowances, brokerage commissions, free rent, or similar concessions outstanding thereunder (including any such amounts attributable to any extension terms relating to the Premises) is accurate in all material respects as of the Execution Date hereof.

12.2    Buyer Representations and Warranties. Buyer hereby represents and warrants to Seller as of the date hereof and as of the Closing Date as follows:

  Buyer is a limited liability company, duly and validly organized and existing under the laws of Delaware and is qualified to do business in the Commonwealth of Massachusetts. This Contract and all documents executed by Buyer that are to be delivered to Seller at the Closing are, or at the time of Closing will be, subject to ARE Board Approval, duly authorized, executed and delivered by Buyer. This Contract and such documents are, or at the Closing will be, subject to ARE Board Approval, legal, valid, and binding obligations of Buyer, and do not, and, at the time of Closing will not, violate any provisions of any agreement or judicial order to which Buyer is a party or to which it is subject.

  There are no proceedings pending or, to Buyer's knowledge, threatened against it in any court or before any governmental authority or any tribunal which, if adversely determined, would have a material adverse effect on its ability to purchase the Property or to carry out its obligations under this Contract.

  Buyer has adequate financial resources to fully perform all of its obligations under this Contract, including payment to Seller of the Purchase Price.

  Buyer covenants, represents and warrants that it is not now in violation of and will at all times comply with all applicable U.S. laws relating to anti-money laundering, anti-terrorism, trade embargoes and economic sanctions now or hereafter in effect, including, without limitation, Executive Order 13224 (Executive Order Blocking Property Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism), 66 Fed. Reg. 49079 (Sept. 23, 2001) as may be amended or supplemented from time to time ("Executive Order 13224"), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 or any enabling legislation or executive order relating thereto or regulations promulgated thereunder (collectively, the "Anti-Terrorism/Anti-Money Laundering Laws"). Without limiting the foregoing, Buyer hereby represents that he, she or it is not, and will not be owned or controlled, in whole or in part, by a Prohibited Person (defined below). For purposes hereof, "Prohibited Person" means any Person now or hereafter listed by the United States Treasury Department's Office of Foreign Assets Control ("OFAC") on the so-called "Specially Designated Nationals and Blocked Persons" list (which list mat be published from time to time in various mediums including, but not limited to, in PDF format on the OFAC website at http://www.treas.gov/offices/enforcement/ofac/sdn/t11sdn.pdf) or any other applicable list required by Anti-Terrorism/Anti-Money Launderings Laws (each, a "List") and not subsequently removed from any such List. Buyer agrees that upon demand, he, she or it will (A) disclose to the Seller in writing such information with respect to its ownership as the Seller reasonably deems necessary to comply with Anti-Terrorism/Anti-Money Laundering Laws and (B) promptly furnish such further information, and execute and deliver such documents, as reasonably may be required by the Seller to comply with, or to confirm compliance with, any applicable laws or regulations or other obligations of Seller.

  If Buyer is suspected of being a Prohibited Person (e.g., by inclusion of a name similar to Buyer on any List) or if Buyer becomes listed on any List or if Buyer otherwise breaches the provisions of Section 12.2(d) above (each, a "Triggering Event"), Buyer shall immediately notify the Seller if Buyer has knowledge of such Triggering Event, but in no event later than two (2) business days after the occurrence of the Triggering Event, and Buyer shall have ten (10) business days from the occurrence of the Triggering Event to remove or cause to be removed such party from any interest in Buyer. In the event of a Triggering Event, Seller may terminate this Agreement upon written notice to Buyer and neither party shall have any further obligation under this Agreement (except for the indemnity obligations and any other obligations that expressly survive the termination of this Agreement).

12.3    Knowledge. Neither party shall have any liability in connection with this Contract (including under Article 9) by reason of any inaccuracy of a representation or warranty, if, and to the extent that such inaccuracy is in fact known by the other party at the time of the Closing (in the case of either party, this means "Seller's Knowledge" or "Buyer's Knowledge"), and such other party elects, nevertheless, to consummate the transaction contemplated hereby.

12.4    Seller's Knowledge. For the purposes of this Contract, the term "Seller's knowledge" or words of similar import, shall refer only to the actual knowledge of Steven C. Marsh and/or John P. McQuaid, and shall not be construed to refer to the knowledge of any other partner, beneficial owner, officer, employee or agent of Seller, nor shall such term impose any duty to investigate the matters to which such knowledge, or absence thereof, pertain. There shall be no personal liability on the part of Steven C. Marsh and/or John P. McQuaid arising out of any representations or warranties made herein or otherwise.

12.5    Buyer's Knowledge. For the purposes of this Contract, the term "Buyer's knowledge" or words of similar import, shall refer only to the actual knowledge of Tom Andrews, and shall not be construed to refer to the knowledge of any other partner, beneficial owner, officer, employee or agent of Buyer, nor shall such term impose any duty to investigate the matters to which such knowledge, or absence thereof, pertain. There shall be no personal liability on the part of Tom Andrews arising out of any representations or warranties made herein or otherwise.

If, after the date hereof and prior to the Closing, either party obtains knowledge (as defined above) that any of the representations or warranties made herein by the other are untrue, inaccurate or incorrect in any material respect, such party shall give the other party written notice thereof within five (5) business days of obtaining such knowledge and the party so notified shall have the opportunity to cure such matter, if capable of cure, prior to the Closing. To the extent a Tenant Estoppel Certificate is provided by Buyer which confirms information with respect to any item as to which Seller has made a representation or warranty, then Seller's representation and warranty with respect to such information will thereafter be null and void and of no further force and effect and Buyer shall rely on the information in the Tenant Estoppel Certificate.

Article 13.   Survival of Representations and Warranties

13.1    Survival Period. All representations, warranties, indemnifications and covenants by Seller in Section 12.1 hereof as well as the representations set forth in any Seller Development Contractor Estoppel Letter and any Seller Estoppel Certificates (as such representations, warranties, indemnifications and covenants may be modified pursuant to the next succeeding paragraph of this Article 13) are intended to be and shall remain true and correct as of the time of Closing, shall survive the execution and delivery of this Contract and the Closing and the transfer of title for a period of twelve (12) months, and with respect to any written claim made and delivered by Buyer to Seller within such period, time being of the essence, until final unappealable adjudication or settlement thereof. Any claim must be in writing and be delivered to Seller on or before that date which is twelve (12) months after the Closing Date, time being of the essence, in accordance with the provisions of and at the address set forth in Article 18 hereof. No such notice of claim shall be effective unless such notice identifies such claim with specificity and refers to this Article 13. Notwithstanding anything to the contrary herein contained, if Seller provides any Seller Development Contractor Estoppel Letter or any Seller Estoppel Certificate, and if, after Closing, Seller delivers to Buyer the corresponding Development Contractor Estoppel Letter or Tenant Estoppel (the substance of which shall be consistent with the respective Seller Estoppel), as the case may be, then Seller shall have no further liability or obligation under such Estoppel Letter or Estoppel Certificate, as the case may be.

13.2    Modification. To the extent that Buyer knows, or is deemed to know, prior to the expiration of the Due Diligence Period, that any of Seller's representations or warranties in Article 13 or elsewhere are inaccurate, untrue or incorrect in any way, such representations and warranties shall be deemed modified to reflect Buyer's knowledge or deemed knowledge, as the case may be. For purposes of this Contract, Buyer shall be "deemed to know" that a representation or warranty was untrue, inaccurate or incorrect to the extent that a representation or warranty of Seller was qualified by information contained in the Due Diligence Items pursuant to Section 12.1, this Contract, any exhibits attached hereto, any estoppel certificate delivered in connection herewith or any studies, tests, reports, or analyses prepared by or for Buyer or any of its employees, agents, representatives or attorneys (all of the foregoing being herein collectively called the "Buyer's Representatives"), or otherwise obtained by Buyer or Buyer's Representatives and actually known by Thomas Andrews to contain information which is inconsistent with such representation or warranty.

13.3    Liability. Notwithstanding anything in this Contract to the contrary, Seller shall only be liable to Buyer or, subject to the provisions of 23.2 hereof, its assigns, for a breach of a representation or warranty made in Section 12.1 hereof (as modified or qualified pursuant hereto), and then only to the extent of the actual damages incurred by Buyer or, subject to the provisions of Section 23.2 hereof, its assigns, in excess of Seventy-Five Thousand Dollars ($75,000.00) per occurrence. In addition, the maximum aggregate liability of Seller and the maximum aggregate amount which may be awarded to and collected by Buyer or Buyer's assigns for all breaches of the representations and warranties of Seller contained in Section 12.1 shall in no event exceed the lesser of (a) the actual direct damages proximately caused by any such breaches by Seller, or (b) Seven Million Five Hundred Thousand Dollars ($7,500,000.00). Other than Seller's representations and warranties contained in Section 12.1 hereof and in any Seller Estoppel Certificates and Seller Development Contract Estoppel Letters, and other than Seller's obligations to make post-Closing adjustments under Article 15 hereof, Buyer's acceptance and recording of the Lease Assignment shall be deemed full compliance by Seller of all of its obligations hereunder.

13.4    Release as of Closing Date. Buyer, for itself and its successors and assigns hereby releases and forever discharges Seller, and their partners, beneficial owners, officers, directors, employees, and agents from any and all claims, acts, debts, demands, actions, causes of action, suits, sums of money, guaranties, bonds, covenants, contracts, accounts, agreements, promises, representations, restitutions, omissions, variances, damages, obligations, costs, response actions, fees and liabilities of every name and nature whatsoever, both at law and in equity, which Buyer and its successors and assigns may now or hereafter have with respect to matters existing as of the Closing Date against Seller, or their partners, beneficial owners, officers, directors, employees, or agents arising in connection with this Contract, the Property, or the transaction contemplated hereby, excepting solely the obligations of Seller which are stated to survive the Closing, including without limitation: (i) Seller's liability for any injuries to persons or death which occur prior to Closing, (ii) Seller's liability under any Seller Estoppel Certificates or Seller Development Contract Estoppel Letters delivered by Seller to Buyer, and (iii) as set forth in this Article 13.

Article 14.   Maintenance; New Leases:

14.1    Operation of Premises. Between the date hereof and the Closing, Seller shall operate the Premises or cause the Premises to be operated in the ordinary course of business and consistent with past procedures heretofore followed by it in connection with such operation, provided, however, that Seller shall not be obligated to make any capital improvements, capital repair or capital replacements prior to Closing except for the construction and development described in Article 2. Between the date hereof and the Closing, Seller shall not permit the removal of any material item of the Personal Property from the Premises unless the same is obsolete and is replaced by tangible personal property of equal or greater utility and value.

14.2    Leases. Prior to the Closing or earlier termination of this Agreement, Seller shall not (i) enter into any lease, (ii) amend, modify, or cancel any Lease (or guaranty thereof) or (iii) grant any consents under, or waive any provisions of, any Lease, in each case without the prior written consent of Buyer, which consent Buyer may withhold, condition or delay in its sole discretion. Any consent requested by Seller pursuant to the preceding sentence shall be deemed to have been given if Buyer shall fail to respond to such request within three (3) business days after its receipt of such request. Notwithstanding the foregoing, Buyer understands that Seller is currently in the process of negotiating leases with the prospective tenants identified on Exhibit S attached hereto and incorporated herein by reference, and Buyer agrees that Seller may enter into said leases on the terms set forth therein at any time prior to Closing. Prior to the expiration of the Due Diligence Period, Seller shall keep Buyer apprised of any lease negotiations, or requests for waivers or consents under any leases, provided Seller may take any of the foregoing actions without Buyer's consent.

14.3    Contracts. Seller shall not, without the prior written consent of Buyer, which consent may be withheld, conditioned or delayed in Buyer's sole discretion, enter into any contract which could bind Buyer or the Property after the Closing other than contracts related to construction as provided in Article 2.

Article 15.   Apportionment of Taxes and Other Charges:

15.1    Real Estate Taxes. Applicable real estate and personal property taxes for the then current tax period shall be apportioned as of the Closing and the net amounts shall be added to or deducted from, as the case may be, the Purchase Price. The term "real estate taxes" shall include any installments of betterment or similar assessments. If the amount of such taxes is not known at the Closing, such taxes shall be apportioned on the basis of the taxes assessed for the preceding tax period, with a reapportionment as soon as the new tax rate and valuation can be ascertained and if the taxes which are to be apportioned shall thereafter be reduced by abatement, the amount of such abatement, less the reasonable cost of obtaining the same, shall be apportioned between the parties. Neither party shall be obligated to commence or prosecute abatement proceedings.

15.1    Rent; Security Deposits. Rent for the month in which the Closing shall occur which has been paid by Seller to Master Lessor shall be prorated as of the Closing and the net amount thereof shall be added to the Purchase Price. Rent for the month in which the Closing shall occur which has been paid by tenants to Seller shall be prorated as of the Closing and the net amount thereof shall be subtracted from the Purchase Price. With regard to rents relating to any period prior to the Closing which have not been collected as of the Closing, (i) after the Closing, Buyer shall use reasonable efforts (short of commencing litigation or terminating any lease) to collect such rents as are delinquent at the time of Closing and Seller shall not have any rights to take any action to collect such rents, (ii) any such rents shall be adjusted between Seller and Buyer as and when collected, and (iii) any rents collected after the Closing by Buyer shall be applied first, to rents then due from and after the Closing until paid in full, and then such rents shall be paid to Seller to the extent of any amounts which were unpaid as of the Closing. Rents in respect of the reimbursement of taxes or operating expenses, percentage rent or the like which relate to a period which falls partly prior to the Closing and partly subsequent thereto shall be adjusted on a pro-rata per diem basis as and when collected by either party; provided that Buyer shall submit to Seller for approval the year-end calculations prior to submitting the same to tenants. Buyer shall receive a credit for all cash security deposits then held by Seller and in such event Buyer shall assume all of Seller's obligations to repay such security deposits to tenants. With respect to any security deposits which are letters of credit, Seller shall, if the same are assignable, deliver to Buyer at Closing such original letters of credit and shall execute and deliver such other instruments as the issuer(s) thereof shall reasonably require to assign such letters of credit to Buyer. Seller shall cooperate with Buyer to change the name of the beneficiary under such letters of credit at Buyer's cost. The provisions of this Section 15.2 shall survive Closing for twelve (12) months

15.3    Utilities. All electricity, water, gas, sewage and other utility expenses applicable to the Property shall be prorated between Seller and Buyer as of the Closing based on final readings therefor as of the Closing. All maintenance, management, and other operating expenses applicable to the Property and payments under any Contracts to be assumed by Buyer shall be prorated between Seller and Buyer as of the Closing based on estimates of the amounts that will be due and payable on the next payment date, unless final invoices therefor as of the Closing shall have been obtained, in which case such final invoices shall be utilized as the basis for adjustment. As soon as the amount of such expenses for the period shall be known, Seller and Buyer shall recalculate the foregoing adjustments with the result that Seller shall pay for those expenses attributable to the period of time prior to the Closing Date and Buyer shall pay for those expenses attributable to the period of time commencing with the Closing Date. Any and all deposits held by utility companies or with other providers of services to the Property shall remain the property of Seller and be returned to Seller by such companies and providers except to the extent that Buyer elects to credit to Seller the amount of any such deposits, in which event such deposits shall be assigned to Buyer.

15.4    Loan to Dyax. Reference is hereby made to that certain Lease dated June 13, 2001 by and between Seller and Dyax Corp. ("Dyax"), as amended by a First Amendment to Lease dated March 1, 2002, and as further amended by a Second Amendment dated December 1, 2002 (as so amended, the "Dyax Lease") Pursuant to Section 6.4 of the Lease and the Second Amendment, Seller granted a loan to Dyax in the amount of $2,351,895, which is to be repaid in accordance with the terms of the Second Amendment. Any amounts due from Dyax to Seller in connection with such loan shall be apportioned in the same manner which rent is apportioned, as set forth in Section 15.2.

15.5    Closing Statement. Seller shall prepare a detailed statement setting forth all closing adjustments and shall deliver the same to Buyer (together with all supporting data) not less than three (3) business days prior to Closing. During the one (1) year period following the Closing, Buyer and Seller agree to re-prorate the closing adjustments in order to correct any error in performing the prorations or to reflect information that becomes available during such one (1) year period indicating that the prorations performed at Closing were not accurate. The provisions of this Article 15 shall survive the Closing.

Article 16.   Broker.

Each party represents hereby to the other that it dealt with no broker in the consummation of this Contract except for Cushman & Wakefield ("Broker") and each party shall indemnify and save the other harmless from and against any claim arising from the breach of such representation by the indemnifying party. Any commission due Broker shall be paid by Seller, and Seller shall obtain and provide a receipt therefor at Closing. The provisions of this Article 16 shall survive the Closing or, if applicable, the termination of this Contract.

Article 17.   Recording

It is agreed that this Contract shall not be filed for recording with the Middlesex South Registry of Deeds or with any other governmental body. If for any reason Buyer files or records a copy of this Contract, Seller may elect to terminate this Contract by written notice to Buyer, and in such event, Seller shall be entitled to the Deposit and upon receipt of such Deposit neither party shall thereafter have any further recourse one to the other hereunder, provided, however, that Buyer shall be required to fulfill its obligations under Section 7.2(a),Section 7.2(b), Section 7.3, Section7.7, Article 16, and Article 21 hereof.

Article 18.   Notices

Any notice or communication which may be or is required to be given pursuant to the terms of this Contract shall be in writing and shall be sent to the respective party at the address set forth in the first paragraph of this Contract, postage prepaid, by personal delivery, by Certified Mail, Return Receipt Requested or by a nationally recognized overnight courier service that provides tracing and proof or receipt of items mailed, or by facsimile transmission, or to such other address as either party may designate by notice similarly sent. Notices shall be effective upon deposit with the U.S. Mail or with the overnight courier service, or upon transmission if by facsimile, as applicable. A copy of any notice to Seller shall also be simultaneously sent to Goulston & Storrs, 400 Atlantic Avenue, Boston, MA 02110-3333, Attention: Daniel D. Sullivan, Esq. [Facsimile #617-574-7515; Telephone #617- 574-3515]. Any notice sent to Buyer shall also be sent simultaneously sent to Wilmer Hale, 60 State Street, Boston, Ma 02109, Attention: Katharine E. Bachman, Esq. [Facsimile #617-526-5000; Telephone #617-526-6216]. Notices to Escrow Agent should be sent to Chicago Title Insurance Company, 700 Flower Street, Suite 800, Los Angeles, CA 90017, Attention: Ms. Amy Hiraheta, Assistant Vice President [Facsimile #213-488-4380; Telephone #213-488-4373].

Article 19.   Closing Costs

Except as herein specifically provided, Seller and Buyer shall allocate all closing costs between them in accordance with standard practice in Boston, Massachusetts. Seller shall pay for (i) one-half of any amounts due to Escrow Agent, (ii) all documentary transfer taxes related to the sale of the Premises to Buyer, (iii) the updated survey; and (iv) all recording fees relating to the discharge of any lien liens which are required to be discharged by Buyer pursuant to the provisions of this Agreement. Buyer shall pay for: (i) one-half of any amounts due to Escrow Agent, and (ii) its due diligence costs, title insurance, and (iii) the cost of any transfer or assumption fee for the Existing Mortgage. Except for the Exhibits attached hereto, each of Seller and Buyer shall be responsible for preparing such documents as it is obligated to deliver pursuant to Article 6 hereof and for its own legal expenses.

Article 20.   Duties and Responsibilities of Escrow Agent

Except as otherwise specifically directed in this Contract, Escrow Agent shall deliver the Deposit (for purposes of this Article 20, the "Escrow") to Seller or Buyer promptly after receiving a joint notice from Seller and Buyer directing the disbursement of the same, such disbursement to be made in accordance with such direction. If Escrow Agent receives notice from Buyer or Seller that the party giving such notice is entitled to the Escrow, which notice shall describe with reasonable specificity the reasons for such entitlement, then Escrow Agent shall (i) promptly give notice to the other party of Escrow Agent's receipt of such notice and enclosing a copy of such notice and (ii) subject to the provisions of the following paragraph which shall apply if a conflict arises, on the fifth (5th) day after the giving of the notice referred to in clause (i) above, deliver the Escrow to the party claiming the right to receive it.

In the event that Escrow Agent shall be uncertain as to its duties or actions hereunder or shall receive instructions or a notice from Buyer or Seller which are in conflict with instructions or a notice from the other party or which, in the reasonable opinion of Escrow Agent, are in conflict with any of the provisions of this Contract, it shall be entitled to take any one or more of the following courses of action:

    Hold the Escrow as provided in this Contract and decline to take any further action until Escrow Agent receives a joint written direction from Buyer and Seller or any order of a court of competent jurisdiction directing the disbursement of the Escrow, in which case Escrow Agent shall then disburse the Escrow in accordance with such direction;

    In the event of litigation between Buyer and Seller, deliver the Escrow to the clerk of any court in which such litigation is pending; or

    Deliver the Escrow to a court of competent jurisdiction and therein commence an action for interpleader, the cost thereof to Escrow Agent to be borne by whichever of Buyer or Seller does not prevail in the litigation.

Escrow Agent shall not be liable for any action taken or omitted in good faith and believed by it to be authorized or within the rights or powers conferred upon it by this Contract and it may rely, and shall be protected in acting or refraining from acting in reliance upon an opinion of counsel and upon any directions, instructions, notice, certificate, instrument, request, paper or other documents believed by it to be genuine and to have been made, sent, signed or presented by the proper party or parties. In no event shall Escrow Agent's liability hereunder exceed the aggregate amount of the Escrow. Escrow Agent shall be under no obligation to take any legal action in connection with the Escrow or this Contract or to appear in, prosecute or defend any action or legal proceedings which would or might, in its sole opinion, involve it in cost, expense, loss or liability unless, in advance, and as often as reasonably required by it, Escrow Agent shall be furnished with such security and indemnity as it finds reasonably satisfactory against all such cost, expense, loss or liability. Notwithstanding any other provision of this Contract, Buyer and Seller jointly indemnify and agree to hold harmless Escrow Agent against any loss, liability or expense incurred without bad faith on its part and arising out of or in connection with its services under the terms of this Contract, including the cost and expense of defending itself against any claim of liability.

Escrow Agent shall not be bound by any modification of this Contract unless the same is in writing and signed by Buyer, Seller and Escrow Agent. From time to time on or after the date hereof, Buyer and Seller shall deliver or cause to be delivered to Escrow Agent such further documents and instruments that fall due, or cause to be done such further acts as Escrow Agent may reasonably request (it being understood that the Escrow Agent shall have no obligation to make any such request) to carry out more effectively the provisions and purposes of this Contract, to evidence compliance with this Contract or to assure itself that it is protected in acting hereunder.

Escrow Agent shall serve hereunder without fee for its services as escrow agent, but shall be entitled to reimbursement for expenses incurred hereunder, which expenses shall be paid and borne equally by Buyer and Seller, unless such expenses are associated with litigation between Buyer and Seller, in which event they shall be borne by the party that does not prevail in the litigation. Escrow Agent agrees that it will not seek reimbursement for the services of its employees or partners, but only for its actual and reasonably incurred out-of-pocket expenses. Escrow Agent executes this Contract solely for the purpose of consent to, and agreeing to be bound by the provisions of this Article 20, and to the extent applicable to Escrow Agent, Article 4 and Article 21.

Article 21.   Disclosure

. Prior to the Closing, Buyer and its respective officers, directors, employees, consultants, attorneys, advisors, underwriter, potential financial sources and agents will hold in confidence, unless compelled to disclose by judicial or administrative process or as otherwise required by law (provided that prior notice of the same is given to Seller) or in connection with any litigation between the Parties, all documents and information relating to the transaction contemplated by this Contract, including, without limitation, any information relating to the Property provided to Buyer by Seller in connection herewith; provided, however, that Buyer may, prior to the Closing, disclose such information to its officers, directors, employees, consultants, attorneys, advisors and agents so long as such persons are informed by Buyer of the confidential nature of such information and are directed by Buyer to treat such information confidentially. If this Contract is terminated prior to the Closing Date, all such confidences not already disclosed shall continue to be maintained. In the event this Contract is terminated before the Closing, Buyer and its respective officers, directors, employees, consultants, advisors, attorneys, and agents shall deliver to the Seller, upon written request, all documents and other materials, and all copies thereof, obtained from Seller or its agents in connection with this Contract. By execution of this Contract, Seller, Buyer and Escrow Agent hereby agrees to maintain the existence of this Contract and the nature and details of the transaction contemplated hereby in confidence, unless such party is required by law to disclose some or all of such information.

Article 22.   Confidentiality.

The parties agree that no party shall, with respect to this Contract and the transactions contemplated hereby, contact or conduct negotiations with public officials, make any public pronouncements, issue press releases or otherwise furnish information regarding this Contract or the transactions contemplated to any third party without the consent of the other party, which consent shall not be unreasonably withheld.

Notwithstanding the foregoing, prior to the expiration of the Due Diligence Period, Seller and Buyer shall jointly meet with public officials of the City of Cambridge, including without limitation the City Manager and those City Counselors either party may designate. In addition, the parties shall prepare a joint press release to be released at such time after the meetings with public officials as the parties may reasonably agree, it being recognized that if either party believes that the fact of the transaction is likely to become generally known to the public it is in the parties' best interest that the joint press release be made preemptively. In no event, however, either in meetings or in press releases, shall the Purchase Price or other economic terms of this Contract be disclosed.

Article 23.   Miscellaneous.

23.1    Captions The captions in this Contract are inserted only for the purpose of convenient reference and in no way define, limit or prescribe the scope or intent of this Contract or any part hereof.

23.2    Successors and Assigns. Except as set forth in this Section 23.2, neither Party may assign or transfer all or any portion of its rights or obligations under this Contract to any individual, entity or other person without the consent thereto of the other Party which may be withheld in such other party's sole discretion and any such unauthorized attempted assignment shall be null and void. So long as such assignee makes the Buyer representations set forth in this Agreement to Seller as of the date of such Assignment and as of the date of Closing, Buyer may assign this Contract and the rights or benefits hereof including, without limitation, the benefit of the representations and warranties contained in Section 12.1 hereof, to any party (or parties) of which Buyer owns or controls not less than fifty-one percent (51%) of the legal and beneficial interests. In the event of any assignment by Buyer permitted under this Section 23.2, the assignee must agree in writing to be bound by all of the terms and conditions of this contract and the obligations and liabilities of Buyer hereunder. No such assignment shall release Buyer of its obligations hereunder. Subject to the foregoing, this Contract shall be binding upon the parties hereto and their respective successors and assigns.

23.3    Entire Agreement.

The parties understand and agree that their entire agreement is contained herein and that no warranties, guarantees, statements, or representations shall be valid or binding on a party unless set forth in this Contract or unless set forth in the documents to be delivered pursuant to the provisions of this Contract. It is further understood and agreed that all prior understandings and agreements heretofore had between the parties are merged in this Contract which alone fully and completely expresses their agreement and that the same is entered into after full investigation, neither party relying on any statement or representation not embodied in this Contract. This Contract may be changed, modified, altered or terminated only by a written agreement signed by the parties hereto.

23.4    Governing Law. The laws of The Commonwealth of Massachusetts shall govern the validity, construction, enforcement and interpretation of this Contract.

23.5    Multiple Counterparts. This Contract may be executed in any number of identical counterparts. If so executed, each of such counterparts shall constitute this Contract. In proving this Contract, it shall not be necessary to produce or account for more than one such counterpart.

23.6    Further Assurances. After the Closing, Seller and Buyer shall cooperate with one another at reasonable times and on reasonable conditions and shall execute and deliver such instruments and documents as may be necessary in order fully to carry out the intent and purposes of the transactions contemplated hereby. Except for such instruments and documents as the parties were originally obligated to deliver by the terms of this Contract, such cooperation shall be without additional cost or liability.

23.7    Business Day; Time of Day. In the event any date hereunder (including the Closing Date) falls on a Saturday, Sunday or Legal Holiday, the date applicable shall be the next business day. Whenever in this Agreement a time of day is referred to (e.g. 5:00 p.m.), such time of day shall be deemed to refer to the then current time in the Pacific time zone.

23.8    Time of the Essence. Time is of the essence of this Agreement.

23.9    Prevailing Party. If any party to this Contract shall institute an action to enforce the terms hereof, the prevailing party shall be entitled to reasonable attorneys' fees  and costs from the party determined to have breached the terms of this Contract.   An award of reasonable attorneys' fees and costs shall be determined by  the court.  The "prevailing party" shall be the party  that obtains final judgment in its favor.  If the institution of an action to enforce the terms of this Contract is  resolved by settlement, the parties will determine what portion, if any, of the injured party's legal fees and costs will be paid by the breaching party.

23.10    Submission not an Offer or Option. The submission of this Agreement or a summary of some or all of its provisions for examination or negotiation by Buyer or Seller does not constitute an offer by Seller or Buyer to enter into an agreement to sell or purchase the Property, and neither party shall be bound to the other with respect to any such purchase and sale until a definitive agreement satisfactory to the Buyer and Seller in their sole discretion is executed and delivered by both Seller and Buyer.

23.11    Post Closing Access to Records. Upon receipt by Seller of Buyer's reasonable written request at anytime and from time to time within a period of 1 year after the Closing, Seller shall make available (or cause its Manager or asset manager, as applicable, to make available) to Buyer and its accountants and designees, for inspection and copying during normal business hours and at Buyer's sole cost and expense, (i) all accounting records relating to the Property for the calendar year period ended December 31, 2005, and for the period from January 1, 2006 through the Closing Date, including, without limitation, all general ledgers, cash receipts, canceled checks and other accounting documents or information reasonably requested by Buyer and related to the Property, and (ii) all other records related to the Property, in either case whether in the possession or control of Seller or Seller's Manager, asset manager or other agent.

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Contract as an instrument under seal as of the day and date first written above.

In the presence of	SELLER:
TECHNOLOGY SQUARE FINANCE LLC, a Massachusetts limited liability company By: Massachusetts Institute of Technology, a Massachusetts charitable corporation, its Manager
/s/ Michael K. Owu

By: /s/ Steven C. Marsh
Name: Steven C. Marsh
Title: Managing Director/Real Estate
Hereunto duly authorized

BUYER:

ARE-MA REGION NO. 31, LLC,
a Delaware limited liability company
By: Alexandria Real Estate Equities, L.P.,
A Delaware limited partnership, member
By: ARE-QRS Corp., a Maryland corporation,
general partner

/s/ Elizabeth M. Aguilera	By: /s/ Dean A. Shigenaga Name: Dean A. Shigenaga Title: Chief Financial Officer ESCROW AGENT: CHIGAGO TITLE INSURANCE COMPANY
/s/ Veronica Sanchez	By: /s/ Gus Aguilar Name: Gus Aguilar Title: AVP/Senior Escrow Officer